UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

February 2, 2021

Date of Report (Date of earliest event reported)

Berkeley Lights, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39388	35-2415390
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5858 Horton Street, Suite 320

Emeryville, California 94608

(Address of principal executive offices, including zip code)

(510) 858-2855

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.00005 par value	BLI	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2021, Berkeley Lights, Inc. (the “Company”) announced that, effective as of March 15, 2021, Kurt Wood, the Company’s current Chief Business Officer, will succeed Shaun Holt as the Company’s Chief Financial Officer. Mr. Holt is transitioning from the Company to pursue earlier stage investment opportunities, and notified the Company’s Chief Executive Officer of his intended departure from the Company on February 2, 2021. Mr. Holt will continue to serve as an employee advisor to the Company through April 30, 2021 (the “Separation Date”).

Mr. Wood, age 46, has served as the Company’s Vice President, Business Development since October 2020. Prior to joining the Company, Mr. Wood served as Corporate Vice President of Finance and Treasury at Micron Corporation (“Micron”) from February 2019 until October 2020. Prior to Micron, from February 2014 until September 2018, Mr. Wood was the Chief Financial Officer and Treasurer of DriveTime Automotive Group, consisting of DriveTime and Bridgecrest Acceptance. Previously, Mr. Wood has also held senior finance roles at True North Venture Partners, LP (where he served as Chief Financial Officer and Partner) and at First Solar (where he served as Vice President, Financial Planning & Analysis). Mr. Wood holds a Bachelor of Business Administration from the Kelly School of Business at Indiana University.

On February 4, 2021, the Company entered into a letter agreement with Mr. Wood (the “Promotion Letter”), which becomes effective on the date that Mr. Wood commences to serve as the Company’s Chief Financial Officer (the “Promotion Date”). The Promotion Letter provides Mr. Wood with an annual base salary of $350,000 and an annual target bonus of 50% of such base salary upon achievement of specific goals and objectives to be established by the Company’s Board of Directors (the “Board”), which bonus for fiscal year 2021 will be prorated based on service as the Company’s Chief Financial Officer during 2021. Subject to the approval of the Board, Mr. Wood will also be granted an option to purchase 30,000 shares of the Company’s common stock (the “Option Award”) on or as soon as reasonably practicable after the Promotion Date. The Option Award will have a per share exercise price equal to the per share closing price of the Company’s common stock on the date of grant and will vest and become exercisable on the first anniversary of the Promotion Date as to 25% of the shares underlying the Option Award, with the remaining shares vesting and becoming exercisable ratably on a monthly basis over a period of 36 months thereafter, such that the Option Award would be fully vested and exercisable on the fourth anniversary of the Promotion Date, subject to Mr. Wood’s continued service to the Company through each vesting date. In addition, subject to the approval of the Board, Mr. Wood will be granted 45,000 restricted stock units (the “RSU Award”) following the Promotion Date. The RSU Award will vest as to 25% of the shares of common stock underlying the RSU Award on February 20, 2022, with the remaining shares of common stock underlying the RSU Award vesting ratably on a quarterly basis over a period of 36 months thereafter, such that the RSU Award would be fully vested on February 20, 2025, subject to Mr. Wood’s continued service to the Company through each vesting date. The foregoing description of the material terms of the Promotion Letter does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete terms of such agreement, a copy of which will be filed as an exhibit in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Also in connection with his appointment as Chief Financial Officer, Mr. Wood will enter into the Company’s standard forms of change of control severance agreement and indemnification agreement for named executive officers, as described in the Company’s Registration Statement on Form S-1 (File No. 333-250114).

Mr. Wood does not have any family relationship with any director or other executive officer of the Company, or person nominated or chosen by the Company to become a director or executive officer. In addition, there are no transactions in which Mr. Wood had or will have a direct or indirect material interest that would be required to be reported under Item 404(a) of Regulation S-K.

On February 4, 2021, the Company entered into a separation agreement and general release with Mr. Holt (the “Separation Agreement”), pursuant to which Mr. Holt will continue to receive, through the Separation Date, his base salary, and other employee benefits, and Mr. Holt’s outstanding options to purchase shares of common stock will continue to vest and become exercisable through the Separation Date. Pursuant to the terms of the Separation Agreement, Mr. Holt has provided the Company with a general release of claims against the Company. The foregoing description of the material terms of the Separation Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete terms of such agreement, a copy of which will be filed as an exhibit in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERKELEY LIGHTS, INC.

Date: February 4, 2021	By:	/s/ Stuart Merkadeau
	Name:	Stuart Merkadeau
	Title:	General Counsel